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                                                                    Exhibit 10.5

                            Agreement with Phil Roman

Effective as of March 1, 2002, the Company agreed to furnish Phil Roman with office space and telephone service, in addition to use of its administrative facilities at actual cost, in exchange for which Mr. Roman agreed that for any animated project production agreement secured by Mr. Roman during the term of the agreement, Film Roman, if permitted under the terms of such agreement, will be engaged to do all animation work on the project on a "work for hire" basis at rates that will be competitive with those charged by other such suppliers in the Los Angeles area. The term of the agreement will continue until voluntary termination by either party. Mr. Roman is also an at-will employee of the Company rendering consulting services to Film Roman at a compensation rate of $18,000 per year.